AGREEMENT

This Agreement (“Agreement”) dated and effective as of June 19, 2013 (the “Effective Date”), is made by and among Focus Venture Partners, Inc. (“FVP”), Beacon Enterprise Solutions Group, Inc. (“Beacon”), and Christopher B. Ferguson (“CBF”).

RECITALS

A.	CBF is currently employed by FVP as an executive officer;

B.	CBF is a member of FVP’s board of directors (the “Board”);

C.	FVP and CBF desire to enter into this Agreement with respect to certain debt of FVP that has been guaranteed by CBF.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties agree as follows:

AGREEMENT

1.	Termination of Employment: CBF’s employment with FVP is hereby terminated as of the Effective Date.

2.	Resignation as Director: As of the Effective Date, CBF resigns from FVP’s Board and shall execute all reasonable additional documentation as required to formally effectuate his resignation from the Board.

3.	Obligations of FVP: In exchange for CBF’s past, present, and future efforts and cooperation in connection with the merger of FVP into Beacon, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, FVP hereby agrees to the following:

a.	Efforts to Cause Release of CBF From FVP Obligations. FVP shall make all commercially reasonable efforts to cause the permanent removal and release of CBF, Lelainya Ferguson, and each of their Affiliates (as such term is defined herein) (collectively, the “Released Parties”) from any and all personal guarantees executed by the Released Parties for debts of FVP (the “Released Obligations”), including but not limited to promissory notes, credit cards, credit facilities, equipment leases, capital leases, bonds, licenses, permits and insurance policies.

b.	Indemnification of CBF for FVP Obligations. FVP agrees to hold harmless and indemnify CBF against all Expenses (as such term is defined herein), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Released, or on the Released Parties’ behalf, in connection with any Claims or Proceeding arising out of or related to the Released Obligations or any claim, issue or matter therein.

c.	Payment of COBRA Costs. As of the Effective Date, CBF shall no longer be eligible to participate in any FVP-sponsored employee benefit plans (except to the extent any such plan has a conversion option). CBF’s group medical and/or dental insurance coverage will end on June 30, 2013. CBF will receive a separate written notice pursuant to COBRA, which will allow CBF and his dependents to continue their group medical and/or dental insurance coverage for a period of up to eighteen months after the Effective Date. Should CBF timely elect COBRA coverage, FVP will pay CBF’s COBRA premiums for the twelve month period following the Effective Date. CBF will be responsible for timely providing FVP with COBRA premium invoices received by CBF.

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4.	Governing Law/Jurisdiction/Venue: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles. The parties (i) consent to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, Lehigh County, in any action arising out of or relating to this Agreement (ii) waive any objection they might have to jurisdiction or venue of such forums or that the forum is inconvenient; and (iii) agree not to bring any such action in any other jurisdiction or venue to which either party might be entitled by domicile or otherwise.

5.	Entire Agreement: This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

6.	Amendment: This Agreement may be amended only by a writing signed by the parties.

7.	Severability: If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

8.	Construction: The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

9.	Rights Cumulative: The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

10.	Nonwaiver: No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of FVP, by an officer of the FVP or other person duly authorized by the FVP.

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11.	Notices: Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to the other party.

12.	Definitions: For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, any entity which directly or indirectly controls, is controlled by, or is under common control with FVP for so long as such control exists, where “control” means the decision-making authority as to such entity and, further, where such control shall be presumed to exist where an entity owns more than fifty percent of the equity having the power to vote on or direct the affairs of the other entity.

“Claims” shall mean any and all claims, charges, complaints, demands, actions, lawsuits, liabilities, debts, dues, damages, expenses, amounts, awards, judgments, agreements, contracts, promises, covenants, duties, obligations, liens, claims, encumbrances, security interests, suits and causes of action, of every kind and character, whether asserted or unasserted, known or unknown, direct or indirect, suspected or unsuspected, absolute or contingent, in law or in equity.

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by the Released Parties or the amount of judgments or fines against the Released Parties.

“Proceeding” includes any threatened, pending or completed
action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, in which the Released Parties, or any one of them, were, is or will be involved as a party or otherwise, by reason of the fact that the Released Parties, or any one of them, executed or is alleged to have executed a personal guarantee of any Released Obligation; including one pending on or before the Effective Date of this Agreement.

13.	Successors and Assigns: This Agreement shall be binding on the Released Parties and on FVP and its successors and assigns (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law), and shall inure to the benefit of the Released Parties and each of their heirs, personal representatives and assigns and to the benefit of FVP and its successors and assigns. FVP shall not affect any sale of substantially all of its assets, merger, consolidation, or other reorganization in which it is not the surviving entity, unless the surviving entity agrees in writing to assume all of FVP’s obligations under this Agreement.

14.	Beacon: Beacon hereby acknowledges the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

FOCUS VENTURE PARTNERS, INC.

By:
	Theresa Carlise	Christopher B. Ferguson
	Chief Financial Officer	1758 Red Hawk Way
Bethlehem, PA 18015

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

By:
Bruce Widener
Chief Executive Officer

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